Exhibit 3.4
Articles of Amendment

Business Corporations Act
Section 6

This information is collected in accordance with the Business Corporations Act. It is required to update an Alberta corporation's articles for the purpose of issuing a certificate of amendment. Collection is authorized under s. 33(a) of the Freedom of Information and Protection of
Privacy Act. Questions about the collection can be directed to Service Alberta Contact Centre staff at cr@gov.ab.ca or (780) 427-7013 (toll-
free 310-0000) within Alberta.

1. Name of Corporation	2. Corporate Access Number
KINDER MORGAN CANADA LIMITED	2020347171
3. Item see below of the Articles of the above named corporation are amended in accordance with Section see below of the Business Corporations Act as follows:

Pursuant to Section 173(1)(f) of the Business Corporations Act (Alberta), the Articles be amended by consolidating all of the Restricted Voting Shares and the Special Voting Shares as set out in the attached Share Consolidation Schedule.

4. Authorized Representative/Authorized Signing Authority for the corporation:

Ashley, Anthony	Vice President and Treasurer
Last Name, First Name, Middle Name	Relationship to Corporation
Not Applicable.
Telephone Number	E-mail (optional)
/s/ Ashley, Anthony
Date	Signature

Exhibit 3.4
SHARE CONSOLIDATION SCHEDULE
OF
KINDER MORGAN CANADA LIMITED
(the "Corporation")

Pursuant to Section 173(1)(f) of the Business Corporations Act (Alberta), the Articles of the Corporation be amended by:

1. consolidating the issued and outstanding Restricted Voting Shares on the basis of three (3) pre-consolidation Restricted Voting Shares held for one (1) post-consolidation Restricted Voting Share. Fractional shares will be rounded down to the nearest whole number of post-consolidation Restricted Voting Shares (in calculating such fractional interests, all Restricted Voting Shares registered in the name of each registered shareholder will be aggregated); and

2. consolidating the issued and outstanding Special Voting Shares on the basis of three (3) pre-consolidation Special Voting Shares held for one (1) post-consolidation Special Voting Share. Fractional shares will be rounded down to the nearest whole number of post-consolidation Special Voting Shares (in calculating such fractional interests, all Special Voting Shares registered in the name of each registered shareholder will be aggregated).